Exhibit (m)(2)

AMENDED EXHIBIT A

(effective as of February 1, 2026)

to the

MassMutual Premier Funds

Amended and Restated Rule 12b-1 Plan

Adopted February 13, 2014

A Designated Fund may pay fees under this Plan with respect to any class of Shares of that Designated Fund at an annual rate up to the rate shown below, of the average daily net assets attributable to that class.

	Class I*	Class R5*	Service Class*	Administrative Class*	Class R4	Class A	Class R3	Class Y*	Class L	Class C	Class M1*	Class M2*
MassMutual Global Fund	None	None	None	None	0.25%	0.25%	0.50%	None	N/A	N/A	N/A	N/A
MassMutual Small Cap Opportunities Fund	None	None	None	None	0.25%	0.25%	0.50%	None	N/A	N/A	N/A	N/A
MML Barings Core Bond Fund	None	None	None	None	0.25%	0.25%	0.50%	None	N/A	N/A	None	None
MML Barings Diversified Bond Fund	None	None	None	None	0.25%	0.25%	0.50%	None	N/A	N/A	None	None
MML Barings High Yield Fund	None	None	None	None	0.25%	0.25%	0.50%	None	N/A	1.00%	None	None
MML Barings Inflation-Protected and Income Fund	None	None	None	None	0.25%	0.25%	0.50%	None	N/A	N/A	None	None
MML Barings Short-Duration Bond Fund	None	None	None	None	0.25%	0.25%	0.50%	None	0.25%	0.50%	None	None

*	Note regarding Class I, Class R5, Service Class, Administrative Class, Class Y, Class M1, and Class M2 shares – Payments made out of the assets attributable to a share class that may be deemed to be indirect financing of any activity primarily intended to result in the sale of shares of the class shall be deemed to be authorized by this Plan.